Exhibit 1
CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT IN RELATION TO
ADJUSTMENT OF DOMESTIC ROAMING CHARGES
This announcement is made by China Unicom Limited (the Company) pursuant to Rule 13.09(1)(a) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited in order to provide the public with information to assist them to appraise the position of the Company.
On 13 February 2008, the Ministry of Information Industry and the State Development and Reform Commission of the People’s Republic of China jointly promulgated the Notice in Relation to Reduction of Tariff Cap for Domestic Mobile Roaming Services (the Notice). According to the Notice, the Company is required to adjust its current mobile roaming charges where necessary to comply with the following new requirements:
•	unifying domestic roaming charges with charges for long distance calls made during domestic roaming;

•	unifying the charges for pre-paid and post-paid mobile subscribers;

•
setting different tariff caps for callers and receivers in the context of domestic mobile roaming, with the tariff cap for callers being set at Renminbi 0.6 per minute and the tariff cap for receivers being set at Reminbi 0.4 per minute; and

•	abolishing the additional charge for use of the long distance network in the context of domestic roaming.
The Notice requires telecommunication companies to upgrade their existing billing system where necessary in order to comply with the above new requirements on 1 March 2008. However, if compliance is not possible due to technical reasons, the relevant company can apply for extension for compliance, which in any event shall not be later than 1 May 2008.
The Company will adjust its current charges and upgrade its billing system where necessary to comply with the requirements set out in the Notice. While such adjustments may have an impact on the revenue of the Company, the Company will continue to expand its customer base, develop its value-added services and strengthen its existing services in order to minimise such impact.

As at the date of this announcement, the Board of the Company comprises:

Executive directors	:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive directors	:	Lu Jianguo and Lee Suk Hwan

Independent non-executive directors	:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board of
China Unicom Limited
Chu Ka Yee
Company Secretary
Hong Kong, 14 February 2008

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